Exhibit 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Tejas Gas Corporation on Form S-8 of our reports dated February 14, 1996 (April 11, 1996 as to paragraph 5 of Note 12) and June 25, 1996 appearing in the Annual Report on Form 10-K of Tejas Gas Corporation for the year ended December 31, 1995 and in the Annual Report on Form 11-K of the Tejas Gas Corporation Thrift Plan for the year ended December 31, 1995, respectively.


/s/ DELOITTE & TOUCHE

Deloitte & Touche LLP

Houston, Texas
December 19, 1996